UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2016

KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	333-207471	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for Commonwealth Building
On May 6, 2016, KBS Growth & Income REIT, Inc., (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), entered into a purchase and sale agreement with UPI Commonwealth LLC, an indirect subsidiary of Unico Investment Group, LLC (the “Seller”), to acquire a 14-story Class A office building containing 216,099 rentable square feet located on approximately 0.46 acres of land in Portland, Oregon (the “Commonwealth Building”). The Seller is not affiliated with the Company or KBS Capital Advisors, LLC, the Company’s external advisor.  The contractual purchase price of the Commonwealth Building is approximately $69.0 million plus closing costs.  The Company intends to fund the purchase of the Commonwealth Building with proceeds from the primary portion of its now terminated private offering and proceeds from a mortgage loan from an unaffiliated lender. The Company is currently negotiating the terms of the mortgage loan. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfaction of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. As of May 9, 2016, the Company had made a deposit of $2.0 million and, in some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $2.0 million of earnest money.
The Commonwealth Building was built in 1948 and renovated from 2013 to 2015. As of May 1, 2016, the Commonwealth Building was approximately 94% leased to 25 tenants. The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of the Commonwealth Building is approximately $4.8 million. The current weighted-average remaining lease term for the tenants is approximately 3.8 years. The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $25.52 per square foot.
ITEM 8.01 OTHER EVENTS
Amended and Restated Distribution Reinvestment Plan
On March 16, 2016, the Company amended and restated its distribution reinvestment plan to reflect the addition to the distribution reinvestment plan of the offer and sale of the Company’s shares of Class T shares common stock and to make certain other clarifying changes related to the Company’s initial public offering.
Amended and Restated Share Redemption Program
On March 16, 2016, the Company amended and restated its share redemption program (the “Amended and Restated Share Redemption Program”). The Amended and Restated Share Redemption Program amended the program (i) to provide that until such time as the Company announces an estimated net asset value per share of its common stock, and subject to the other limitations set forth in the share redemption program, stock dividends on the shares of the Company’s common stock will be redeemed at the “net investment amount” per share of the Company’s common stock, which will be based on the “amount available for investment/net investment amount” percentage shown in the estimated use of proceeds table in the Company’s prospectus for its current or most recent primary offering and (ii) to make certain other clarifying changes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: May 9, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer